Filed Pursuant to Rule 433

Registration No. 333-193879

June 9, 2015

PRICING TERM SHEET

Pacific Gas and Electric Company

3.50% Senior Notes due June 15, 2025

Issuer:	Pacific Gas and Electric Company

Anticipated Ratings (Moody’s/S&P/Fitch):*	A3 / BBB / A-

Principal Amount:	$400,000,000

Trade Date:	June 9, 2015

Settlement Date:	June 12, 2015 (T+3)

Maturity Date:	June 15, 2025

Interest Payment Dates:	June 15 and December 15, commencing December 15, 2015

Coupon:	3.50%

Price to Public:	99.365%

Benchmark Treasury:	2.125% due May 15, 2025

Benchmark Treasury Yield:	2.426%

Spread to Benchmark Treasury:	+115 basis points

Yield to Maturity:	3.576%

Optional Redemption:

At any time prior to March 15, 2025 (the date that is three months prior to the maturity date), Pacific Gas and Electric Company may, at its option, redeem the 3.50% Senior Notes in whole or in part at a redemption price equal to the greater of:

•    100% of the principal amount of the 3.50% Senior Notes to be redeemed; or

•    as determined by the Quotation Agent, the sum of the present values of the remaining scheduled payments of principal and interest on the 3.50% Senior Notes to be redeemed (not including any portion of payments of interest accrued as of the redemption date), calculated as if the maturity date of such notes was March 15, 2025 (the date that is three months prior to the maturity date), discounted to the redemption date on a semiannual basis at the Adjusted Treasury Rate plus 20 basis points, plus, in either case, accrued and unpaid interest to the redemption date.

At any time on or after March 15, 2025, Pacific Gas and Electric Company may redeem the 3.50% Senior Notes, in whole or in part, at 100% of the principal amount of the 3.50% Senior Notes being redeemed plus accrued and unpaid interest to the redemption date.

Concurrent Debt Offering:	$100,000,000 principal amount of 4.30% Senior Notes due March 15, 2045

CUSIP / ISIN:	694308 HM2 / US694308HM22

Joint Book-Running Managers:	Citigroup Global Markets Inc. J.P. Morgan Securities LLC Mizuho Securities USA Inc. Loop Capital Markets LLC

Co-Managers:	BNY Mellon Capital Markets, LLC CIBC World Markets Corp. TD Securities (USA) LLC Academy Securities, Inc. Blaylock Beal Van, LLC MFR Securities, Inc.

*Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.

You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling (i) Citigroup Global Markets Inc., toll free at 1-800-831-9146, (ii) J.P. Morgan Securities LLC, collect at 1-212-834-4533, (iii) Mizuho Securities USA Inc., toll free at 1-866-271-7403, and (iv) Loop Capital Markets LLC, toll free at 1-888-294-8898.

PRICING TERM SHEET

Pacific Gas and Electric Company

4.30% Senior Notes due March 15, 2045

Issuer:	Pacific Gas and Electric Company

Anticipated Ratings (Moody’s/S&P/Fitch):*	A3 / BBB / A-

Principal Amount:

$100,000,000

The 4.30% Senior Notes due March 15, 2045 will be part of the same series of notes as the $500,000,000 principal amount of 4.30% Senior Notes due March 15, 2045 offered and sold by the prospectus supplement dated November 3, 2014 and the accompanying prospectus.

Trade Date:	June 9, 2015

Settlement Date:	June 12, 2015 (T+3)

Maturity Date:	March 15, 2045

Interest Payment Dates:	March 15 and September 15, commencing September 15, 2015

Coupon:	4.30%

Price to Public:	94.769% (plus accrued interest of $1,039,166.67 for the period from and including March 15, 2015 to but excluding the date of delivery)

Benchmark Treasury:	2.50% due February 15, 2045

Benchmark Treasury Yield:	3.175%

Spread to Benchmark Treasury:	+145 basis points

Yield to Maturity:	4.625%

Optional Redemption:

At any time prior to September 15, 2044 (the date that is six months prior to the maturity date), Pacific Gas and Electric Company may, at its option, redeem the 4.30% Senior Notes in whole or in part at a redemption price equal to the greater of:

•    100% of the principal amount of the 4.30% Senior Notes to be redeemed; or

•    as determined by the Quotation Agent, the sum of the present values of the remaining scheduled payments of principal and interest on the 4.30% Senior Notes to be redeemed (not including any portion of payments of interest accrued as of the redemption date), calculated as if the maturity date of such notes was September 15, 2044 (the date that is six months prior to the maturity date), discounted to the redemption date on a semiannual basis at the Adjusted Treasury Rate plus 20 basis points, plus, in either case, accrued and unpaid interest to the redemption date.

At any time on or after September 15, 2044, Pacific Gas and Electric Company may redeem the 4.30% Senior Notes, in whole or in part, at 100% of the principal amount of the 4.30% Senior Notes being redeemed plus accrued and unpaid interest to the redemption date.

Concurrent Debt Offering:	$400,000,000 principal amount of 3.50% Senior Notes due June 15, 2025

CUSIP / ISIN:	694308 HL4 / US694308HL49

Joint Book-Running Managers:	Citigroup Global Markets Inc. J.P. Morgan Securities LLC Mizuho Securities USA Inc. Loop Capital Markets LLC

Co-Managers:	BNY Mellon Capital Markets, LLC CIBC World Markets Corp. TD Securities (USA) LLC Academy Securities, Inc. Blaylock Beal Van, LLC MFR Securities, Inc.

*Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.

You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling (i) Citigroup Global Markets Inc., toll free at 1-800-831-9146, (ii) J.P. Morgan Securities LLC, collect at 1-212-834-4533, (iii) Mizuho Securities USA Inc., toll free at 1-866-271-7403, and (iv) Loop Capital Markets LLC, toll free at 1-888-294-8898.

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